900 High Street ● Hanover, PA 17331 ● (717) 637-6644 Dear Mitch: November 7, 2023 On behalf of Utz Quality Foods, LLC, I am pleased to offer you the position of Executive Vice President, Chief Supply Chain Officer. In this capacity, you will be reporting to Howard Friedman, CEO. This is an exempt, full-time role with travel as the job requires. We anticipate your start date to be November 27, 2023. This offer of employment, along with all benefits outlined in the content of this letter, are contingent on passing our pre- employment background check. In addition, on your first day of work, you must present documentation to establish your identity and employment eligibility to work in the United States. This documentation will be used to complete the legally required Form I-9 in accordance with the United States Citizenship and Immigration Services. The specifics of your total compensation package as outlined in this letter can be discussed in more detail prior to commencement of your employment. Please be aware that Utz reserves the right to change its benefit policies or practices from time to time, at its sole discretion, and this letter is not intended as any limitation on that right. Salary & Bonus In this position, your starting salary will be $8,942.31 per week, which is $465,000 per year. Your next salary review will be in February 2025, and each subsequent February while you continue your employment with Utz Quality Foods. Along with your base salary, you will be eligible for an annual bonus target of 65% of your base salary. We have a defined bonus program that incorporates Sales, EBITDA, OGSM (Objectives, Goals, Strategies, Metrics) and individual performance factors. In addition to the bonus described above, you will be eligible for a one-time bonus payable after your first 6 months of employment. This bonus will be performance based, and those performance factors will be established during your 1st month of employment. The bonus amount could be up to $50,000. Long Term Incentive Program Equity Awards: We have approved with the Compensation Committee of our Board of Directors the following grants under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan (the “OEIP”). Your grant targeted percentage is 95% of your annual Base Salary, and the Annual Grant will be awarded annually each January. The number of shares underlying the grants RSUs & PSUs will be calculated by using the 10-day Volume Weighted Average Price (VWAP) on January 31 (i.e., the dollar value converted into the number of shares). Your RSUs and PSUs will be split 50%/50%. More details below under Annual Grant. We are also going to award an Initial Grant that is off-cycle that you will receive upon starting with us. This grant will be 100% RSUs, as we prefer not to start PSUs mid-performance period. • Annual Grant: Starting in January 2024, and annually in subsequent years, you would be eligible RSUs & PSUs split 50%/50% at a level targeted to 95% of your annual Base Salary, or $441,750. Under our current compensation structure, the PSUs would have a 3yr cliff vesting on December 31, 2026. The RSUs would have 1/3rd pro rata vesting starting December 31, 2024. • Initial Grant: Upon hiring, you will receive an award worth $441,750 worth of RSUs, that will have a 2 year cliff vest on 12/31/25. Please note that the grants and awards described above under this heading “Long Term Incentive Program” are subject to vesting and the terms of the OEIP and the award agreements under which they are made. If there is any discrepancy between this letter and the OEIP and the award agreements, the OEIP and the award agreements will control.

900 High Street ● Hanover, PA 17331 ● (717) 637-6644 Paid Time Off In 2024, you will be eligible for twenty-one (21) days of PTO. In addition to PTO, Utz offers six (6) paid holidays each year. Please refer to the PTO and Holiday Policies for more information upon onboarding. Health and Wellness Benefits You will have the option of choosing from three medical plans for health insurance coverage that take effect 31 days after your initial date of hire. These plans provide varying levels of benefits, proactively allowing all associates an opportunity for coverage that is tailored to their needs. You may also waive health insurance coverage. The contribution paid by you under our Flexible Benefits Plan (pretax dollars) varies based on the options that you decide best to fit your needs. Highlights of our wellness package include a prescription coverage plan, vision, dental coverage, free access to the Company’s fitness center and an on-site medical clinic when you are in town. Other benefits, that are effective 31 days after your initial date of hire include the Company furnished life insurance and accidental death insurance at 1x your salary up to $250,000 for both life and AD&D. You may purchase additional life insurance for yourself and your dependents at very attractive group rates with the premium payments made by payroll deduction. The company also provides Short Term Disability and Parental Leave benefits at no cost to you at 60% of your salary up to $1,500/week. Should you need to be off work due to illness, you are authorized up to twenty (20) paid sick days per year if needed, in addition to Short Term Disability benefits. Long-term disability (LTD) insurance is available as well if you choose to select and pay for it. Premiums for LTD are based on your salary and will be deducted from your payroll check after taxes are withheld. 401(k) and Profit Sharing There are dual features within our Profit Sharing/401(k) Plan. For both the Profit Sharing and the 401(k) you will be eligible to participate after a 30-day waiting period from your date of hire. After 30 days, you will be automatically enrolled in the 401(k) Plan; however, you may make a qualified roll-in to the 401(k) as soon as you are an employee if you choose to do so. With the 401(k) you may defer up to 50% of your salary in whole percentage increments; however, the 2023 basic maximum 401K contribution amount per year is set at $22,500 and catch-up contributions (for those 50 years of age and older) allow a maximum of an additional $7,500. The Company match is 20% up to 6% of wages. The Profit-Sharing contribution is a discretionary contribution, and the percentage is determined on a yearly basis. The Profit Sharing is added to the Plan in the middle of March following your eligibility for the previous year. You must have worked at least 6-months and 1,000 hours in the Plan year and be employed on the last day of the Plan year to be eligible for the contribution. All 401(k) and Profit-Sharing money has daily valuation and self-directed investing with Fidelity. There are multiple investment options in which to choose from. Employee Stock Purchase Plan As an Utz associate you will have the opportunity to share in the company’s potential success by purchasing stock at a discount through convenient payroll deductions. There are two enrollment periods each year – January 1st and July 1st. You will need to be employed at least 30 days prior to the start of the enrollment period to be eligible for that period. You can contribute from 1% to 15% of your base salary during each offering period and the annual contribution limit is $25,000 (based on IRS limits). At the end of the offering period, your total contributions are used to purchase shares of Utz stock at a 5% discount from the fair market value. The purchase price is the lower of the price on the first or the last day of the offering period.

900 High Street ● Hanover, PA 17331 ● (717) 637-6644 Purchased shares will be deposited into the Merrill brokerage account you open for your ESPP. Once the shares are in your account you may choose to 1) hold your shares in the account, 2) sell all or a portion of the shares, or 3) transfer the shares to the brokerage firm of your choice. The stock symbol is NYSE: UTZ. Other Amenities Utz will also furnish you with the following amenities: Laptop: o You will also be provided with a Laptop Computer backed by live technical support and custom services to uphold your business needs. Company Travel Expenditures: o Reimbursement of approved gross expenses directly pertaining to business travel such as accommodations, travel fares, mileage, meals and entertainment as approved. Finally, as an at-will employee, please be advised that there is no guarantee of your continued employment nor is it for any definite term, regardless of any other oral or written statement by any Utz Quality Foods officer or representative. This at-will employment relationship will remain in full force and effect notwithstanding any changes in your position, title, compensation or other terms or conditions of your employment with Utz Quality Foods, unless a written employment contract is entered into by an authorized human resources or legal representative of the Company. Mitch, I am excited to extend to you this offer and look forward to your positive response indicating your desire to grow within Utz Quality Foods. Once your positive response is confirmed, you will receive additional information as to the next steps in completing the pre-employment background check. Should you have any questions at any time during this process, please feel free to contact me or Cynthia Simpson, Director of Talent at csimpson@utzsnacks.com or phone at 717-969-1320. Sincerely, Jim Sponaugle, EVP & CPO

November 7, 2023

Mitch Arends

Position: EVP, Chief Supply Chain Officer

Accepted and Agreed:

Mitch Arends ______________________ November 8, 2023
Mitch Arends (Print) Date

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Mitch Arends (Signature)

Respectfully Declined the Opportunity:

______________________ ______________________
Mitch Arends (Print) Date

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Mitch Arends (Signature)

Note: Please return signed agreement through one of the following methods.

- Scan to Cynthia Simpson, Director of Talent, at csimpson@utzsnacks.com
- Mail to Utz Quality Foods, Inc., 900 High Street, Hanover, PA 17331, Attention: Cynthia Simpson

900 High Street ● Hanover, PA 17331 ● (717) 637-6644